February 5, 2013
(the “Effective Date”)

Via Electronic Mail
TNI BioTech, Inc.
477 South Rosemary Avenue, Suite 315
West Palm Beach FL 33401
Attn: Noreen Griffin, CEO

RE: Engagement Agreement for Corporate Advisory Services by The Brewer Group

Prepared Exclusively for:
TNI BioTech, Inc.

Dear Noreen:

Thank you for the opportunity to represent TNI BioTech, Inc. (OTCQB: TNIB) (hereinafter, “TNIB,” or the “Company”). The following outline for consulting services to be provided by The Brewer Group (“Brewer,” or “Advisor”), is intended to be responsive to the Company’s objectives, as we currently understand them.  Advisor and Company may be referred to herein each individually as a “Party,” or collectively as the “Parties.” This letter agreement will be referred herein to as the “Agreement.”

Basic Assumptions

A. Brewer is a multi-faceted international business advisory firm. Brewer works to enable its clients to identify and capitalize on opportunities with international governments, non-governmental organizations and professional athletes and sports, leveraging Brewer’s significant relationships with such entities, individuals and organizations.

B. TNIB is a development-stage bio-technology company formed to acquire patents, develop treatments, market and license certain immunotherapies for the treatment of cancer, HIV/AIDS and autoimmune diseases using methionine enkephalin (“MENK”) and Low Dose Naltrexone (“LDN”).

C. TNIB has evaluated its options for expansion and growth of its business into certain international markets, including the African continent, and for access to international marketing channels such as the United Nations; and management believes that a relationship with Brewer could help to accelerate and advance the Company’s objectives related to these initiatives.

D. TNIB also desires to obtain the benefit of Advisor’s business expertise, guidance and extensive network with respect to matters that may include connections to professional sports athletes and affiliations, marketing, events, branding, strategic alliances, public relations, business development and global expansion opportunities, all of which can be available through an engagement with Brewer.

E. TNIB now desires to engage Brewer and Brewer desires to be engaged to provide TNIB with end-to-end services intended initially to assist TNIB to access potential business opportunities in Africa, and  to further develop and expand the Company’s connections to professional sports figures as part of its business plan going forward.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Advisor and Company, intending to be legally bound hereby, agree as follows:

Section 1: Scope of Brewer’s Services

Subject to Company’s performance of its obligations specified in this Agreement (including payment of fees, expenses, commissions or otherwise), Advisor shall provide certain business consulting services (collectively, the “Services”), which shall be rendered only upon the specific request and budget approval of the Company, and may include the following:

a)
Brewer will research business opportunities for TNIB in Africa (and, upon request, in other markets that may include Haiti and/or the Dominican Republic) and present such opportunities and the relevant decision makers to TNIB management for further exploration;

b)
Brewer will seek to introduce TNIB to relevant United Nations initiatives, including educational initiatives with the objective of creating awareness for TNIB’s technologies, and the applications and relevant economic and environmental benefits thereof for member countries.

c)
Brewer and Brewer’s CEO, Jack Brewer will endorse TNIB, and as endorsers, shall incorporate the TNIB brand into their public-facing promotional activities, including regularly mentioning TNIB in social media updates and posts (e.g., through Facebook & Twitter), by posting and sharing press releases and media coverage of the Company, ‘liking’ and/or ‘re-tweeting’ TNIB content, etc.

d)
Brewer will seek to secure partnerships and establish relationships with high-profile athletes, professional sports leagues, associations, agencies, public relations firms and unions, in support of the many benefits that TNIB’s technology can offer developing countries. Specifically, Brewer will help identify and facilitate strategic partnership deals intended to benefit brand and market awareness.

Section 2: Professional Advisory Fees/Expenses

In consideration for Advisor’s availability to perform the requested Services during the Term (defined below), Company shall compensate Advisor as follows:

a)
Immediately following Company’s execution of this Agreement, Company shall issue to Advisor five hundred thousand (500,000) shares of Company’s unregistered common stock (the “Equity Fee”), bearing only the standard Rule 144 legend with no other restrictions.  The Advisor shall not be bound hereby until such issuance is made.

Company acknowledges that the Equity Fee is a commencement incentive, and consideration now due and owing to Advisor for entering into this Agreement. Advisor has foregone significant other opportunities in order to enter into this Agreement and to reserve sufficient resources to be able to perform its duties during the Term (including initial research, diligence and infrastructure set up for Company’s account). Company therefore derives substantial immediate benefit as a result of the execution of this Agreement. As such, the Equity Fee is irrevocably due, earned and payable to Advisor as of the Effective Date, and any calculations of the holding period relative to removal of restrictive legend under Rule 144 shall be measured as of the Effective Date.

Advisor may transfer any or all of the Equity Fee held by Advisor at any time, to third parties, including professional athletes for marketing services, and/or to any other partner or subcontractor for services rendered on behalf of Advisor for Company’s account.  Company shall not oppose any request by such third parties for removal of restrictive legend under Rule 144 on the basis that it never contracted directly with Company. The previous sentence is intended to confer third-party beneficiary rights to the recipients of some or all of the Equity Fee.

If Company effectuates any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, issuance of additional shares, or other similar change or event with respect to the equity or capitalization of the Company (all such events, collectively, a “Change”), including any distribution to the holders of common stock (other than an ordinary cash dividend), then the number and class of stock to be issued to the Advisor under this Agreement shall be appropriately and retroactively adjusted by the Company so that Advisor shall be placed in the same position after the Change, as if the Change had not occurred.

The Company agrees to take any and all action(s) necessary to clear the Equity Fee shares of restriction upon presentation of any Rule 144 application by Advisor or its broker (or by a third-party transferee of Advisor or its broker—collectively a “Holder”) including, without limitation, (i) authorizing the Company’s transfer agent in writing to remove the restrictive legend, (ii) executing a Company representation letter or officer’s certificate in favor of Holder’s request for legend removal, (iii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense (or, in the event Holder uses its own counsel, at Company’s expense up to $750) favorably opining as to the removal of the restrictive legend, and (iv) cooperating and communicating with Holder and the transfer agent to efficiently clear the subject shares of restriction as soon as possible after presentation of a Rule 144 application. Further, the Company agrees not to unreasonably withhold or delay any of the foregoing.

Advisor shall not be issued, at any time during the Term or any extension thereof, such amount of shares of Company common stock that would result in beneficial ownership by the Advisor and its affiliates of more than 4.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Securities Exchange Act and Rule 13d-3 thereunder. The restriction described in this paragraph may be waived, in whole or in part, upon notice from the Consultant to the Company to increase such percentage to up to 9.99%, but not in excess of 9.99%.

b)
Expenses: The Company agrees to reimburse the Advisor for all of Advisor’s reasonable out-of-pocket expenses incurred during the Term in connection with the performance of the Services hereunder such as—with respect to co-branded events—marketing materials, advertising, staff, entertainment and other expenses.  All individual expenses in excess of fifty dollars ($50), in order to be eligible for reimbursement, must be pre-approved in writing by the Company. All expenses submitted for reimbursement shall be documented by receipt or invoice.

Section 3: Term of Engagement

This Agreement shall commence on the date hereof along with receipt of the fees defined in Section 2 above and shall extend thereafter for an initial period of twelve (12) months (the “Term”). Unless immediate termination is otherwise specifically permitted herein or by applicable law (e.g. for material breach), either Party may cancel this Agreement by providing thirty (30) calendar days written notice to the other Party (a “Termination Notice”). Notwithstanding anything to the contrary contained in this Agreement, the provisions concerning confidentiality, non-circumvention, indemnification and Company’s obligation(s) to pay compensation earned during the Term, and any subsequent term of this Agreement, will survive termination of this Agreement for a period of one (1) year from the final termination date or through the end of the relevant statute of limitations, whichever is longer. The Parties may extend this Agreement at any time prior to or following expiration of the Term by mutual written agreement.

Section 4: Non-Circumvention and Noncompetition

As a natural consequence of the relationship of the Parties, Advisor will introduce to Company certain third parties that may include athletes, athletic league organizations, sports agents, players’ associations, governmental agencies, non-governmental organizations, celebrities, lenders, brokers, individuals, companies and/or trusts, attorneys, auditors, buyers and sellers (hereinafter each individually referred to as a “Contact” or collectively as the “Contacts”), which such Contacts have been cultivated and are maintained at significant expense to Advisor. Company recognizes therefore that the Contacts are exclusive to Advisor and will remain so for the Term of this Agreement (as may be amended or extended from time-to-time) and for a period of two (2) years thereafter (the “Protected Period”)—and therefore this Section shall survive termination of this Agreement.

In order to protect Advisor’s reasonable pecuniary and business interests in the Contacts, during the Protected Period:

(i)
 Company agrees will not, on a global basis, directly or indirectly, alone, or in any capacity with another person or entity, enter into a relationship with any Contact, or with any person or entity presented to Company by any Contact, unless first disclosing such relationship to Advisor, and, in any such case, acquiring the prior written consent of Advisor.

(ii)
Company agrees not to directly or indirectly circumvent, avoid or bypass (collectively, “Circumvention”) the terms of this Agreement, in an attempt to gain a benefit to the exclusion of Advisor. In the case of a Circumvention by Company, Company will pay to Advisor a sum, as liquidated damages (and not as a penalty), that is equal to the fee that Advisor should have realized in transactions that are the result of such Circumvention, or where this Agreement is silent as to such fee, ten percent (10%) of the gross transaction value in cash or TNIB common stock, at Advisor’s option.

The remedies in this Section are non-exclusive and shall not prevent Advisor from either seeking any and all damages it may have the right to recover or from pursuing any other remedy it may have either at law or in equity, including, without limitation injunctive relief. If Advisor commences legal proceedings to enforce the terms of this Section, and if Advisor prevails in such proceedings, Advisor will be entitled to recover all court costs and reasonable attorney fees.

Company acknowledges that the protective provisions contained in this Section are reasonable and necessary for the legitimate protection of Advisor’s business and interests. In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this section is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

Section 5: Limitation of Liability of Advisor

Advisor shall not be liable for any act or omission in connection with its performance of duties under this Agreement, or any error of judgment or mistake of law, or any loss suffered by Company, in connection with the matters to which this Agreement relates, except for loss resulting from gross negligence of Advisor in the performance of its duties hereunder. In no event may Advisor’s liability, in the aggregate, exceed the fees paid by Company to Advisor hereunder during the thirty (30) days prior to the alleged breach.  Advisor shall not be liable for any incidental, consequential, indirect, exemplary, special or punitive damages or lost profits.

Section 6: Third Party Consultants

Company expressly acknowledges that Advisor may engage third parties that will share in the duties, obligations and compensation of Advisor hereunder. It is specifically understood and agreed by Company that Advisor may, at Advisor’s discretion, enter into such understandings and/or agreements with such other persons or entities. However, Advisor and such third parties shall be independent contractors and shall not be deemed by virtue of this Agreement to be partners or participants in a joint venture or in any legal relationship with each other, other than as independent contractors sharing a fee.

Section 7: Confidentiality

Advisor will maintain in confidence all proprietary, non-published information obtained by Advisor with respect to the Company during the course of the performance of Advisor’s services hereunder, and Advisor shall not use any of the same for its own benefit or disclose any of the same to any third party, without the company’s prior written consent, both during and after the term of this Agreement. For the purposes of this Agreement, “Confidential Information” means information about the Company’s business activities that is proprietary and confidential, which shall include all business, financial, technical and other information of the Company (including but not limited to customer leads, business direction, rebates and commissions) which by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential. Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

Section 8: Disclaimer of Responsibility for Acts of Company

The services to be provided by the Advisor described in this Agreement consist solely of providing business consulting services and the furnishing of information and advice to Company. In no event is Advisor by this Agreement (and in no event shall Advisor be required to) act as the ‘Agent’ of Company or otherwise represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, (if applicable) whether or not made pursuant to or in reliance on information or advice furnished by Advisor hereunder, shall be those of Company or such affiliates and Advisor shall under no circumstances be liable for any expenses incurred or loss suffered by Company as a consequence of such decisions. Advisor shall not be deemed to be a partner or participant in a joint venture or in any legal relationship with Company, other than as an independent contractor of Company.

Section 9. Source of Information

Company shall furnish Advisor with such information as is reasonably required for its assignment hereunder (all such information so furnished being the “Information”). Company recognizes and confirms that Advisor (i) will also use, and rely primarily on, the Information and information available from generally recognized public sources (the “Other Information”) in rendering its services without having independently verified the same, (ii) does not assume responsibility for the accuracy of completeness of the Information and such Other Information, (iii) will not make an appraisal of any assets of Company, and/or (iv) will provide its advice hereunder based on the Information and the Other Information. It is the Company’s responsibility to make certain that the Information to be furnished by Company, when delivered, will be true and correct in all material respects and will not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Company shall promptly notify Advisor of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to Advisor.

During the Term of this Agreement, Company will give Advisor prompt notice of any material change in the assets, liabilities, condition (financial or otherwise), earnings, business affairs or business prospects of Company, whether or not arising in the ordinary course of business, as well as such other information concerning the business and financial condition of Company as Advisor may from time-to-time reasonably request.

Section 10. Other Activities

It is understood and agreed that Advisor and its affiliates may from time-to-time perform corporate advisory services or other services similar to the Services for other persons and entities, including without limitation to potential competitors to Company. Other than obligations of confidentiality, this Agreement shall not be deemed to impose any restrictions on such activities by Advisor.

Section 11: Miscellaneous

The Parties may not assign this Agreement and their respective duties hereunder, without the other Party’s prior written consent. This Agreement shall be binding upon, and shall inure to the benefit of the Company and Advisor’s respective successors and permitted assigns.

Advisor shall be deemed an independent contractor, and not an employee or dependent agent of Company, nor shall anything herein be construed as making Advisor a partner or joint venturer with Company or any of its affiliates or other persons or entities.  Advisor shall have no authority to bind the Company to any contract or commitment, since Advisor’s Services hereunder are advisory in nature.

In the interpretation of this Agreement, the ‘contra proferentem’ rule of construction will not apply (this agreement being the product of negotiations between commercially sophisticated Parties) and this agreement will therefore not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation and drafting hereof.

The foregoing represents the sole and entire agreement between the Company and the Advisor with respect to the subject matter hereof and supersedes any prior agreements between us, if any, with respect thereto. Advisor does not guarantee any specific results from its Services. This Agreement may not be modified, amended or waived except by a written instrument signed by the Party to be charged.  This Agreement may be signed in any number of counterparts and delivered via facsimile.  Any single counterpart or a set of counterparts signed in either case by the Parties hereto shall constitute a full and original Agreement for all purposes.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to the principles of conflicts of laws of such State.  All disputes arising out of or related to this Agreement shall be resolved in the Minnesota state courts or U.S. Federal District Courts in Minnesota and shall be properly venued in Minnesota.  The Party who least prevails in any proceeding concerning this Agreement shall reimburse the other Party for the latter Party’s reasonable attorney’s fees, and other reasonable expenses and costs upon the conclusion of such proceeding. This Agreement being the product of negotiations between sophisticated businesses, the interpretive rule of contra proferetem shall not apply so as to cause this Agreement to be construed for or against any Party solely by reason of such Party’s participation in the drafting hereof.

Sections 4, 5, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

[Signature page follows]

SIGNATURE PAGE TO
CORPORATE ADVISORY AGREEMENT

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed counterpart to The Brewer Group.  This Agreement will not be binding on Advisor until such executed counterpart is received and accepted by Advisor.  We look forward to working with you towards the successful conclusion of this engagement and continuing a long-term relationship.

Sincerely,

The Brewer Group
Name: Jack Brewer
Title: CEO

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

TNI Biotech, Inc.

By: /s/: Noreen Griffin
Name: Noreen Griffin
Title: CEO